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                                                                    EXHIBIT 15.1

XTO Energy Inc.:

We are aware that XTO Energy Inc., formerly Cross Timbers Oil Company, has incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-81766, 333-35229, 333-36569, 333-68775, 333-69977, 333-37668 and 333-81849),
on Form S-3 (No. 333-56983) of Cross Timbers Oil Company and Cross Timbers Royalty Trust and on Form S-3 (No. 333-71762) of XTO Energy Inc. its Form 10-Q for the quarter ended September 30, 2001, which includes our report dated October 23, 2001, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



ARTHUR ANDERSEN LLP

Fort Worth, Texas
November 8, 2001